Williams Controls Reports Third Quarter 2007 Results

PORTLAND, OR -- 08/09/2007 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its 2007 third quarter ended June 30, 2007.

Sales for the quarter were $15,822,000, down from $19,898,000 reported in the third quarter last year. Sales for the nine months ended June 30, 2007 decreased $2,253,000, or 4.1%, to $52,573,000 from $54,826,000 for the comparable period last year. The Company reported net income in the third quarter of fiscal 2007 of $1,824,000, or $0.24 per diluted share, compared to net income of $2,769,000, or $0.36 per diluted share, for the corresponding quarter in fiscal 2006. Net income for the nine months ended June 30, 2007 was $6,421,000, or $0.83 per diluted share, compared to net income of $6,734,000, or $0.88 per diluted share, for the nine months ended June 30, 2006.

The sales and income decline was due to the temporary downturn in NAFTA truck build rates as a result of the implementation of stricter emission regulations for heavy trucks in North America on January 1st, 2007. Sales volumes during the third quarter and first nine months of fiscal 2007 decreased in North America, while increasing in both Europe and Asia. Third quarter sales volumes to our customers in North America were down 31% from last year and down 10% for the first nine months of fiscal 2007. Sales to our European customers were up 9% during the quarter and 17% for the first nine months of fiscal 2007, due to higher volumes and new product introductions in mid fiscal 2006. Sales in Asia were up 27% in the quarter driven by a significant increase in sales in China. Sales in China have more than doubled in the first nine months of our fiscal 2007. For the first nine months sales in Asia are up 18% over last year.

Operating income decreased to $2,744,000 in the third quarter of fiscal 2007 from $4,213,000 for the same period last year and can be attributed to the 20.5% lower sales volumes. Operating expenses for the quarter remained relatively unchanged from the prior year quarter. Operating income for the first nine months of fiscal 2007 decreased to $9,322,000 from $10,805,000 in the first nine months of fiscal 2006. Operating income was impacted by the decrease in sales volumes and the negative impacts of an increase in warranty liability in the second quarter of fiscal 2007 compared to a warranty liability reduction in the prior year period.

"Increased sales in Williams' growing European and Asian markets helped offset a decline in North American sales, resulting from the anticipated drop in NAFTA truck sales," said Patrick W. Cavanagh, the Company's President and Chief Executive Officer. "While we expect lower NAFTA truck volumes to impact our business this year, Williams' margins remain strong as a result of our focus on low cost manufacturing, outsourcing and realignment activities, and we believe we are well-positioned for continued growth in our other markets," Cavanagh added.

The Company will hold an investor conference call at 4:15 p.m. Eastern Time on Thursday, August 9, 2007 to provide an overview of the third quarter fiscal 2007 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The Conference Access Code is 6897284. An audio replay will be available by telephone through September 30, 2007. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 6897284.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (ETCs) for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                       Williams Controls, Inc.
       Unaudited Condensed Consolidated Statements of Operations
      (Dollars in thousands, except share and per share amounts)

                        Three month  Three month  Nine month   Nine month
                          period       period       period       period
                           ended        ended        ended        ended
                          6/30/07      6/30/06      6/30/07      6/30/06
                        (unaudited)  (unaudited)  (unaudited)  (unaudited)
                        -----------  -----------  -----------  -----------
Net sales               $    15,822  $    19,898  $    52,573  $    54,826
Cost of sales                10,117       12,761       34,441       35,543
Gross profit                  5,705        7,137       18,132       19,283
Research and
 development expense            797          898        2,465        2,560
Selling expense                 560          522        1,653        1,501
Administration expense        1,394        1,235        4,049        4,024
Realignment of
 operations                     210          269          643          393
Operating income              2,744        4,213        9,322       10,805
Interest income                 (34)         (13)         (95)         (53)
Interest expense                185          323          651          955
Other income, net              (150)        (151)      (1,012)        (317)
Income before income
 taxes                        2,743        4,054        9,778       10,220
Income tax expense              919        1,285        3,357        3,486
Net income              $     1,824  $     2,769  $     6,421  $     6,734

Earnings per share
 information:

Basic -
Net income per common
 share                  $      0.24  $      0.37  $      0.86  $      0.91
Weighted average shares
 used in per share
 calculation - basic      7,480,287    7,422,040    7,460,170    7,425,220

Diluted -
Net income per common
 share                  $      0.24  $      0.36  $      0.83  $      0.88
Weighted average shares
 used in per share
 calculation - diluted    7,743,778    7,650,160    7,730,619    7,620,557

                        Williams Controls, Inc.
            Unaudited Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                                 June 30,    September 30,
                                                   2007          2006
                                               (unaudited)    (unaudited)
                                              -------------  -------------
                Assets
Current Assets:
   Cash and cash equivalents                  $       3,055  $       2,530
   Trade accounts receivable, net                     7,775          9,368
   Other accounts receivable                          1,339          1,231
   Inventories                                        9,894          9,918
   Deferred income taxes                                657            657
   Prepaid expenses and other current assets            387            333
      Total current assets                           23,107         24,037

Property, plant and equipment, net                    8,837          8,457
Deferred income taxes                                 2,367          2,228
Other assets, net                                       899          1,027
      Total assets                            $      35,210  $      35,749

        Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable                           $       4,317  $       6,504
   Accrued expenses                                   5,380          5,528
   Current portion of employee benefit
    obligations                                       1,610          1,669
   Current portion of long-term debt                  1,774          3,996
      Total current liabilities                      13,081         17,697

Long-term debt                                        2,217          4,544
Employee benefit obligations                          4,213          4,991
Other long-term liabilities                             270            255

Stockholders' Equity:
   Preferred stock (Series C)                             -              -
   Common stock                                          75             74
   Additional paid-in capital                        34,722         34,014
   Accumulated deficit                              (13,993)       (20,414)
   Treasury Stock                                      (377)          (377)
   Accumulated other comprehensive loss              (4,998)        (5,035)

      Total stockholders' equity                     15,429          8,262
      Total liabilities and stockholders'
       equity                                 $      35,210  $      35,749

Contact:
Mike Rusk
Financial Controller
Telephone: (503) 684-8600